Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-3 of Whiting Petroleum Corporation and the related prospectus that is a part thereof. We hereby further consent to the incorporation by reference in such Registration Statement and prospectus of (1) information contained in our report setting forth the estimates of revenues from Whiting Petroleum Corporation’s oil and gas reserves as of January 1, 2004 and (2) information contained in our report setting forth the estimates of revenues from Equity Oil Company’s oil and gas reserves as of December 31, 2003.

Very truly yours,

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.

December 22, 2004